                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                              The Home Depot, Inc
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              [THE HOME DEPOT LOGO]

                       PROXY STATEMENT AND NOTICE OF 2002

                          ANNUAL STOCKHOLDERS' MEETING

                                                           [THE HOME DEPOT LOGO]

TO OUR STOCKHOLDERS:

         It is my pleasure to invite you to attend our 2002 Annual Meeting of Stockholders, which will be held this year on Wednesday, May 29, 2002, at the Cobb Galleria Centre in Atlanta, Georgia. The meeting will start at 10:00 a.m. local time.

         On the ballot at this year's meeting are company proposals (1) for the election of the full board of directors, (2) to ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year 2002, (3) to amend our Certificate of Incorporation to eliminate Article Eighth and (4) to re-approve our 1997 Omnibus Stock Incentive Plan, as amended to add additional performance objectives. Additionally, you will vote on a stockholder proposal. We also look forward to answering your questions at the meeting in the manner discussed in the proxy statement. If you will need special assistance at the meeting because of a disability, please contact Audrey Davies at 770-433-8211, ext. 17598. We will provide an interpreter for the hearing impaired.

         PLEASE NOTE THAT YOU WILL NEED TO SHOW THAT YOU ARE A STOCKHOLDER OF HOME DEPOT TO ATTEND THE ANNUAL MEETING. If your shares are registered in your name, your admission card is attached to your proxy card, and you will need to bring this card with you to the meeting. If your shares are in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION CARD OR PROOF THAT YOU OWN HOME DEPOT STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

         If you are unable to attend the meeting, you can listen to it live over the Internet. You can access the audio by going to our website, www.homedepot.com. A replay will also be available until June 5, 2002.

         We are continuing to offer you the option to receive future proxy materials electronically through the Internet. You can sign up by following the simple instructions contained in this mailing. Receiving future annual reports and proxy statements through the Internet will be simpler for you, will save your company money and is friendlier to the environment. If you have a computer with Internet access, we hope you will follow the instructions and sign up.

         Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by Internet or by completing, signing and returning the enclosed proxy card.

Thank you for your support.

Sincerely,



---------------------------------------------------
Robert L. Nardelli
Chairman, President and Chief Executive Officer

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

TIME:

10:00 a.m. on Wednesday, May 29, 2002

PLACE:

Cobb Galleria Centre
2 Galleria Parkway
Atlanta, Georgia 30339

ITEMS OF BUSINESS:

(1)      To elect the full board of directors.

(2) To ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year 2002.

(3) To amend the Company's Certificate of Incorporation to eliminate Article Eighth.

(4) To re-approve our 1997 Omnibus Stock Incentive Plan, as amended to add additional performance objectives.

(5) To transact other business properly coming before the meeting, including the consideration of stockholder proposals.

WHO CAN VOTE:

You can vote if you were a stockholder of record on April 1, 2002.

ANNUAL REPORT:

A copy of our 2001 Annual Report is enclosed.

DATE OF MAILING:

This notice and the proxy statement are first being mailed to stockholders on or about April 22, 2002.

                                       By Order of the Board of Directors
                                       Frank L. Fernandez, Secretary

ABOUT THE MEETING

WHAT AM I VOTING ON?

         You will be voting on the following:

         -        To elect the full board of directors;

         - To ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year 2002;

         - To amend the Company's Certificate of Incorporation to eliminate Article Eighth, which sets forth our "fair price" provision;

         -        To re-approve our 1997 Omnibus Stock Incentive
                  Plan, as amended to add additional performance objectives

         - To consider stockholder proposals properly coming before the meeting.

WHO IS ENTITLED TO VOTE?

         You may vote if you owned stock as of the close of business on April 1, 2002. Each share of common stock is entitled to one vote. As of April 1, 2002, we had ______ shares of common stock outstanding.

HOW DO I VOTE BEFORE THE MEETING?

         You have three voting options:

         - Over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;

         -        By telephone through the number shown on your proxy card; or

         - By mail by completing, signing and returning the enclosed proxy card.

         If you hold your shares in the name of a bank or broker, your ability to vote by telephone or the Internet depends on their voting processes. Please follow the directions on your proxy card carefully.

CAN I VOTE AT THE MEETING?

         You may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may vote by proxy through the Internet, by telephone or by mail.

CAN I CHANGE MY MIND AFTER I VOTE?

         You may change your vote at any time before the polls close at the meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the meeting, (2) voting again by telephone or over the Internet prior to 10:00 a.m. on May 29, 2002 or (3) voting again at the meeting.

WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

         Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the nominee directors named on pages [5 through 8] of this proxy statement, (2) FOR the amendment of the Certificate of Incorporation to eliminate Article Eighth, (3) FOR the re-approval of our 1997 Omnibus Stock Option Plan, as amended to add additional performance objectives, and (4) AGAINST the stockholder proposal.

ABOUT THE MEETING

HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

         The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

HOW DO I VOTE IF I PARTICIPATE IN THE FUTUREBUILDER PLAN FOR HOME DEPOT ASSOCIATES?

         Shares credited to your FutureBuilder account are included on your proxy card. You may vote your shares by Internet, telephone or mail, all as described on the enclosed proxy card. If you do not vote, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it did receive timely instructions. If you also own stock in your own name and not through a broker, your proxy card includes both those shares and shares credited to your FutureBuilder account.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

         It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is EquiServe Trust Company, N.A., which may be reached at 1-800-577-0177 or at www.equiserve.com.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

         Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain "routine" matters. The election of directors, the ratification of KPMG LLP as independent auditors of the Company for fiscal year 2002 and the re-approval of the 1997 Omnibus Stock Incentive Plan, as amended to add additional performance objectives, are considered routine matters for which brokerage firms may vote unvoted shares. The other proposals to be voted on at our meeting are not considered "routine" under applicable rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote."

HOW CAN I ATTEND THE MEETING?

         The annual meeting is open to all holders of Home Depot common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is attached to your proxy card, and you will need to bring it with you to the meeting. If your shares are in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION CARD OR PROOF THAT YOU OWN HOME DEPOT STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

HOW CAN I LISTEN TO THE MEETING OVER THE INTERNET?

         You can listen to the meeting live by logging onto our website, www.homedepot.com. A replay will also be available until June 5, 2002.

ABOUT THE MEETING

MAY STOCKHOLDERS ASK QUESTIONS AT THE MEETING?

         Yes. Representatives of the Company will answer stockholders' questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

         Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 1, 2002, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

HOW MANY VOTES ARE NEEDED TO ELECT DIRECTORS?

         The nominees receiving the highest number of "For" votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking "Abstain" on your proxy card or otherwise, will have no impact on the election of directors. The proxy given will be voted FOR each of the nominees for director unless a properly executed proxy card is marked "Withhold Authority" as to a particular nominee or nominees for director.

HOW MANY VOTES ARE NEEDED TO APPROVE THE COMPANY'S PROPOSALS?

         Each of the Company's proposals will be considered separately. The ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year 2002 must receive the "yes" vote of a majority of the votes cast at the meeting. The proposal to re-approve our 1997 Omnibus Stock Incentive Plan, as amended to add additional performance objectives, must receive the "yes" vote of a majority of the votes cast at the meeting. A properly executed proxy card marked "Abstain" with respect to these proposals will not be voted.

         The amendment of our Certificate of Incorporation to eliminate Article EIGHTH must receive the "yes" vote of a majority of the outstanding shares. A properly executed proxy card marked "Abstain" with respect to this proposal will not be voted. Accordingly, abstentions will have the effect of a vote "Against" this proposal. Broker non-votes will not be voted with respect to this proposal.

HOW MANY VOTES ARE NEEDED TO APPROVE THIS YEAR'S STOCKHOLDER PROPOSAL?

         The stockholder proposal must receive the "For" vote of a majority of the shares present at the meeting in order to be approved. A properly executed proxy card marked "Abstain" with respect to this proposal will not be voted. Broker non-votes will not be voted with respect to any stockholder proposals presented at the meeting.

BOARD OF DIRECTORS INFORMATION

WHAT IS THE MAKEUP OF THE BOARD OF DIRECTORS AND HOW OFTEN ARE MEMBERS ELECTED?

         Our Board of Directors currently has 13 members. Each director stands for election every year.

ARE ANY DIRECTORS NOT STANDING FOR RE-ELECTION?

         Yes. Bernard Marcus is retiring from the Board effective as of the Annual Meeting because he has reached our mandatory retirement age of 72. Under the terms of our Certificate of Incorporation and By-laws, the Board has reduced the size of the Board to twelve members effective as of the Annual Meeting. In the future, the Board may increase the size of the Board and appoint new directors.

WHAT IF A NOMINEE IS UNWILLING OR UNABLE TO SERVE?

         That is not expected to occur. If it does, proxies will be voted for a substitute nominated by the Board of Directors.

HOW ARE DIRECTORS COMPENSATED?

         Each director who is not an employee of The Home Depot receives $60,000 each year, $30,000 of which is in the form of restricted shares of our common stock. Directors may elect to receive all or any portion of their cash compensation in deferred stock units. Additionally, these directors receive options to purchase 5,000 shares of common stock upon election or appointment to the Board and 3,750 additional options each year. These directors also receive $1,000 for each meeting they attend other than by telephone and are reimbursed for reasonable expenses in attending meetings and conducting store visits. Due to their large holdings of Home Depot common stock, Messrs. Cox, Hart and Langone waived receipt of the portion of their retainers for fiscal 2001 that was payable in restricted shares. Directors who are also employees of The Home Depot are not separately compensated for their services as directors.

         As part of the Company's overall support of charitable organizations, and in order to preserve its ability to attract directors with outstanding experience and ability, the Company maintains a program that permits each director to recommend charitable organizations to receive up to $1 million from the Company upon the director's retirement upon reaching the Board's mandatory retirement age or upon death. Additionally, through the program the Company will match up to $50,000 of charitable donations made by each director during each calendar year. The directors will not receive any financial benefit from this program because the charitable deductions accrue solely to the Company. Donations are not made to any charity from which the director or any party related to the director directly or indirectly receives compensation. The overall program is not expected to result in a material cost to the Company.

WHAT DOES THE LEAD DIRECTOR DO?

         The Lead Director helps the Chairman of the Board develop the agenda for Board meetings and reviews the Board's governance procedures and policies. The Lead Director is also the Chairman of the Nominating and Corporate Governance Committee and chairs any meetings of outside directors. The Lead Director is elected by the Board of Directors for a three-year term. Kenneth G. Langone was elected as the first Lead Director in 1998, and he was re-elected in 2001. His current term expires in 2004.

HOW OFTEN DID THE BOARD MEET IN FISCAL 2001?

         The Board of Directors met six times during fiscal 2001. During fiscal 2001, each director attended at least 75% of the meetings of the board and of the committees of which he or she was a member.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(ITEM 1 ON THE PROXY CARD)

WHO ARE THIS YEAR'S NOMINEES?

         The directors standing for election this year to hold office until the 2003 annual meeting of stockholders and until his or her successor is elected are:

GREGORY D. BRENNEMAN, 40, Director since 2000

         - Chairman and Chief Executive Officer of Turnworks, Inc., a private equity firm, since 2001

         - President of Continental Airlines, Inc. from 1996 to 2001 and member of the Board and Chief Operating Officer of Continental Airlines from 1995 to 2001

         -        Member of the Board of:

                  -        Automatic Data Processing, Inc.

                  -        J. Crew Group, Inc.

RICHARD H. BROWN, 54, Director since 2000

         - Chairman and Chief Executive Officer of Electronic Data Systems Corporation since 1999

         -        Chief Executive Officer of Cable & Wireless plc from 1996 to
                  1998

         - President and Chief Executive Officer of H&R Block, Inc. from 1995 to 1996

         -        Member of the Board of:

                  -        Vivendi Universal SA

                  -        E.I. du Pont de Nemours and Company

         -        Member of:

                  -        The Business Council

                  -        The Business Roundtable

                  -        The U.S. - France Business Council

                  -        The U.S. - Japan Business Council

         -        Member of the Board of Trustees of Southern Methodist
                  University

JOHN L. CLENDENIN, 67, Director since 1996

         - Retired as Chairman in 1997 and as President and Chief Executive Officer in 1996 of BellSouth Corporation

         -        Member of the Board of:

                  -        Acuity Brands, Inc.

                  -        Coca-Cola Enterprises Inc.

                  -        Equifax Inc.

                  -        The Kroger Co.

                  -        Powerwave Technologies, Inc.

         -        Past Chairman/President of:

                  -        The Committee for Economic Development

                  -        Junior Achievement

                  -        The Boy Scouts of America

                  -        U.S. Chamber of Commerce

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(ITEM 1 ON THE PROXY CARD)

BERRY R. COX, 48, Director since 1978

         - Chairman of Berry R. Cox, Inc., a privately held investment management company

         - Principally engaged in investments in public and private securities, real estate development and oil and gas exploration for over 20 years

WILLIAM S. DAVILA, 70, Director since 1999

         -        President Emeritus of The Vons Companies, Inc. from 1993
                  through 1999

         -        Member of the Board of:

                  -        Hormel Foods Corporation

                  -        Pacific Gas and Electric Company

                  -        Methodist Hospital, Arcadia, California

CLAUDIO X. GONZALEZ, 67, Director since 2001

         - Chairman and Chief Executive Officer of Kimberly-Clark de Mexico, S.A. de C.V. since 1973

         -        Member of the Board of:

                  -        America Movil

                  -        General Electric Company

                  -        Kellogg Company

                  -        Kimberly-Clark Corporation

                  -        The Mexico Fund, Inc.

                  -        Grupo Carso

                  -        Grupo Industrial ALFA

                  -        Grupo Modelo

                  -        Grupo Televisa

                  -        Investment Co. of America

         -        Chairman of Consejo Coordinador Empresarial


RICHARD A. GRASSO, 55, Director since 2002

         - Chairman and Chief Executive Officer of The New York Stock Exchange since 1995

         -        Member of the Board of:

                  -        Computer Associates International, Inc.

                  -        The Centurion Foundation

                  -        Lower Manhattan Development Corp.

                  -        New York City Police Foundation

                  -        New York City Public Private Initiatives Inc.

                  -        New York University

         -        Member of the Advisory Board of the Yale School of Management

         -        Trustee of the Stony Brook Foundation

         - Member of the International Capital Markets Advisory Committee of the Federal Reserve Bank of New York

         -        Chairman of the Economic Club of New York

         -        Vice Chairman of the National Italian American Foundation

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(ITEM 1 ON THE PROXY CARD)

MILLEDGE A. HART, III, 68, Director since 1978

         - Member of the Board since 1985 and Chairman since 1997 of DocuCorp International, Inc.

         -        Chairman of the Board of:

                  - Hart Group, Inc., a private management service and investment company, since 1988

                  - Rmax, Inc., an insulation manufacturing company, since 1978

         - Member of the Board of Trustees and Chairman of the Investment Committee of Southern Methodist University

         -        Member of the Board of Patton Medical Corporation

BONNIE G. HILL, 60, Director since 1999

         - President of B. Hill Enterprises, LLC, a consulting firm specializing in corporate governance and board organizational and public policy issues, since 2001

         - President and Chief Executive Officer of The Times Mirror Foundation from 1997 to 2001

         - Senior Vice President, Communications and Public Affairs of the Los Angeles Times from 1998 to 2001

         - Vice President of The Times Mirror Company, a newspaper and publishing company, from 1997 to 2000

         - Dean of McIntire School of Commerce at the University of Virginia from 1993 to 1996

         -        Member of the Board of:

                  -        AK Steel Holding Corporation

                  -        Albertson's Inc.

                  -        ChoicePoint Inc.

                  -        Hershey Foods Corporation

                  -        The National Grid Group plc

                  -        Goodwill Industries of Southern California

                  -        Police Assessment Resource Center

                  -        United Way of Greater Los Angeles

         - Member of the National Advisory Panel of the Institute for Research on Women and Gender at Stanford University

KENNETH G. LANGONE, 66, Director since 1978

         -        Co-founder of The Home Depot

         -        Lead Director of The Home Depot since 1998

         - Chairman of the Board, Chief Executive Officer and President of Invemed Associates, Inc., an investment banking and brokerage firm, for more than five years

         -        Member of the Board of:

                  -        ChoicePoint Inc.

                  -        General Electric Company

                  -        Tricon Global Restaurants, Inc.

                  -        Unifi, Inc.

                  -        Damon Runyon Cancer Research Foundation

                  - The Children's Oncology Society of New York (The Ronald McDonald House of New York)

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(ITEM 1 ON THE PROXY CARD)

                  -        New York Philharmonic

                  -        The New York Stock Exchange, Inc.

                  -        Robin Hood Foundation

         -        Trustee of New York University

         -        Trustee of New York University Leonard Stern School of
                  Business

         -        Chairman of New York University School of Medicine

ROBERT L. NARDELLI, 53, Director since 2000

         -        Chairman of The Home Depot since January 2002

         - President and Chief Executive Officer of The Home Depot since December 2000

         - President and Chief Executive Officer of GE Power Systems from 1995 through December 2000

ROGER S. PENSKE, 65, Director since 2001

         -        Founder and Chairman of Penske Corporation since 1969

         -        Chairman of Penske Truck Leasing Corporation since 1982

         -        Chairman of United Auto Group, Inc. since 1999

         - Vice Chairman and Member of the Board of International Speedway Corporation

         -        Member of the Board of:

                  -        Delphi Automotive Systems Corporation

                  -        General Electric Company

                  -        Detroit Renaissance

         -        Member of The Business Council

                                ---------------

                              WE RECOMMEND THAT YOU
                            VOTE FOR THE ELECTION OF
                                 THESE DIRECTORS

                                ---------------

BOARD OF DIRECTORS COMMITTEES

WHAT ARE THE COMMITTEES OF THE BOARD?

OUR BOARD OF DIRECTORS HAS THE FOLLOWING COMMITTEES:

                                                                                             NUMBER OF MEETINGS
NAME OF COMMITTEE AND MEMBERS                  FUNCTIONS OF THE COMMITTEE                      IN FISCAL 2001
-----------------------------                  --------------------------                    ------------------

EXECUTIVE:                                     -   Exercises the authority of the full              4
      Bernard Marcus, Chair(1)                     Board on specified matters between
      John Clendenin                               Board meetings
      Berry R. Cox
      Milledge A. Hart, III
      Kenneth G. Langone
      Robert L. Nardelli

AUDIT:                                         -   Oversees auditing procedures                     5
      Berry R. Cox, Chair                      -   Receives and accepts the report of
      Richard H. Brown                             independent auditors
      William S. Davila                        -   Oversees internal systems of accounting
      Claudio X. Gonzalez                          and management control
      Milledge A. Hart, III                    -   Makes recommendations regarding the
                                                   selection of independent auditors

COMPENSATION:(2)                               -   Reviews and recommends compensation              5
      John L. Clendenin, Chair                     of directors and executive officers
      Gregory D. Brenneman                     -   Administers stock incentive plans
      Berry R. Cox                             -   Makes grants of stock awards
      William S. Davila                            pursuant to stock incentive plans
      Roger S. Penske

NOMINATING AND
CORPORATE GOVERNANCE:                          -   Makes recommendations for nominees               4
      Kenneth G. Langone, Chair                    for director(3)
      John L. Clendenin                        -   Reviews and monitors activities of
      Milledge A. Hart, III                        Board members
      Bonnie G. Hill                           -   Oversees corporate compliance program
      Roger S. Penske                          -   Develops, sets and maintains corporate
                                                   governance standards

HUMAN RESOURCES:                               -   Reviews and recommends policies,                 4
      Bonnie G. Hill, Chair                        practices and procedures concerning
      Gregory D. Brenneman                         human resource-related matters
      Claudio X. Gonzalez
      Richard A. Grasso
      Kenneth G. Langone

---------------

(1)      Not standing for re-election.
(2) During fiscal 2001, the Compensation Committee assumed the responsibilities of the Stock Option Committee.
(3) The Nominating and Corporate Governance Committee will consider nominees recommended by the Company's stockholders. Any recommendations should be submitted to the Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339.

PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG
(ITEM 2 ON THE PROXY CARD)

WHAT AM I VOTING ON?

         A proposal to ratify the appointment of KPMG LLP as independent auditors for the Company for fiscal year 2002. Based upon the recommendation of the Audit Committee, the Board of Directors has appointed KPMG to serve as independent auditors. Although the Company's governing documents do not require the submission of the selection of independent auditors to the stockholders for approval, the Board of Directors considers it desirable that its appointment of KPMG be ratified by the stockholders.

WHAT SERVICES DO THE INDEPENDENT AUDITORS PROVIDE?

         Audit services of KPMG for fiscal 2001 included the examination of the consolidated financial statements of the Company and services related to periodic filings made with the Securities and Exchange Commission. Additionally, KPMG provided certain services relating to the consolidated quarterly reports and annual and other periodic reports at international locations and tax and other services as described on page [30] of this proxy statement.

WILL A REPRESENTATIVE OF KPMG BE PRESENT AT THE MEETING?

         One or more representatives of KPMG will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?

          Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting. If the appointment of KPMG is not ratified, the Audit Committee and the Board of Directors will reconsider the appointment.

                                ---------------

                              WE RECOMMEND THAT YOU
                              VOTE FOR ADOPTION OF
                                  THIS PROPOSAL

                                ---------------

PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO ELIMINATE ARTICLE EIGHTH (ITEM 3 ON THE PROXY CARD)

WHAT AM I VOTING ON?

         A proposal to amend our Certificate of Incorporation to eliminate ARTICLE EIGHTH, which is a "fair price provision." This provision requires that certain significant changes involving the Company, such as a merger or changes to stockholders' voting rights, must be approved by the holders of at least 80% of our outstanding shares of common stock. This is sometimes called a "super-majority" vote requirement. ARTICLE EIGHTH is the only provision of our governing documents requiring a super-majority vote.

WHAT IS A FAIR PRICE PROVISION?

         Fair price provisions are designed to protect stockholders in the event of certain types of unsolicited attempts to acquire control of a company, such as certain tender offers. In the case of a tender offer, the bidder may launch an offer to acquire a majority of the shares of a company and, if successful, then propose another transaction to acquire the remainder of the company's outstanding shares. Under our fair price provision, the transaction to acquire the remaining shares must be approved by at least 80% of our outstanding shares unless the bidder pays the remaining stockholders a fair price compared to the price paid to acquire its other shares, as specified in detail in our Certificate of Incorporation, and complies with other requirements in our Certificate of Incorporation.

WHY IS THE COMPANY RECOMMENDING THAT THE FAIR PRICE PROVISION BE ELIMINATED?

         While fair price provisions can provide important protections for stockholders, the super-majority vote requirement can make it more difficult to acquire a company and may discourage transactions that stockholders may view as beneficial. After careful consideration, the Company has concluded that it is in the best interests of our stockholders to remove the provision from our Certificate of Incorporation. In reaching this conclusion, the Company considered the fact that at our last two Annual Meetings holders of a majority of our outstanding shares approved a proposal recommending that the Board of Directors act to eliminate all provisions of our governing documents requiring a super-majority vote of stockholders.

WHAT CHANGES WOULD BE MADE IN OUR CERTIFICATE OF INCORPORATION?

         The proposed amendment would result in the deletion of ARTICLE EIGHTH of our Certificate of Incorporation, which sets forth the fair price provision requiring a super-majority vote.

WHAT VOTE IS REQUIRED TO APPROVE THE AMENDMENT?

         The Board of Directors has unanimously authorized this amendment and voted to recommend it to the Company's stockholders. As a result, approval of the amendment requires the affirmative vote of holders of a majority of our shares outstanding and entitled to vote at the Annual Meeting.

WHEN WOULD THE AMENDMENT BECOME EFFECTIVE?

         If approved by the stockholders, the amendment will become effective upon filing an appropriate certificate with the Delaware Secretary of State.

                                ---------------

                              WE RECOMMEND THAT YOU
                              VOTE FOR ADOPTION OF
                                  THIS PROPOSAL

                                ---------------

PROPOSAL TO RE-APPROVE THE 1997 OMNIBUS STOCK INCENTIVE PLAN, AS AMENDED (ITEM 4 ON THE PROXY CARD)

WHAT AM I VOTING ON?

         Stockholders approved the 1997 Omnibus Stock Incentive Plan in 1997. This proposal is to obtain re-approval of the plan to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code. This code section requires that stockholders re-approve the plan every five years to qualify certain awards for exemption from Section 162(m). Additionally, this proposal is to approve the amendment of the plan to add additional performance objectives. The Compensation Committee of the Board of Directors and the full Board have approved this proposal.

WHAT IS THE SECTION 162(M) EXEMPTION?

         Section 162(m) prevents a publicly held corporation from claiming tax deductions for compensation in excess of $1 million paid to certain of its senior executives. Compensation is exempt from this limitation if it is "qualified performance-based compensation." Stock options and stock appreciation rights are two examples of performance-based compensation. Other types of awards, such as restricted stock, deferred shares and performance shares, that are granted pursuant to pre-established objective performance formulas, may also qualify as performance-based compensation, so long as certain requirements are met, including the prior approval by stockholders of the performance formulas or measures. Although the plan sets forth a list of objective performance measures on which such awards may be based, the Compensation Committee has discretion to establish targets or numerical goals based on these measures. Because this discretion exists, Section 162(m) requires that the material terms of the plan related to performance-based awards be approved by stockholders at least once every five years. The last time these terms were approved by our stockholders was 1997, when the plan was implemented. In order to maintain our exemption from Section 162(m), the material terms of the plan must be re-approved now by stockholders.

WHAT ARE THE PERFORMANCE OBJECTIVES? WHAT ARE THE ADDITIONAL PERFORMANCE OBJECTIVES BEING PROPOSED?

         The plan provides that grants of performance shares, performance units or, when determined by the Compensation Committee, deferred shares or restricted stock may be made based upon "performance objectives." Performance objectives applicable to awards that are intended to be exempt from the limitations of
Section 162(m) are currently limited to specified levels of, or increases in, the Company's or a subsidiary's: return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, economic value added, earnings before interest and taxes, sales growth, gross margin return on investment or increase in the fair market value of the Company's stock.

         We are proposing the addition to the plan of the following performance objectives: share price (including, but not limited to, growth measures and total shareholder return), net operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), internal rate of return, increase in net present value and expense targets. If the change is approved by our stockholders, the plan would be amended to add these measures as additional performance objectives.

WHO IS ELIGIBLE TO RECEIVE PERFORMANCE-BASED AWARDS?

         Employees of the Company and its subsidiaries and members of the Board who are not employees may be selected by the Compensation Committee to receive benefits under the plan. The benefits or amounts that may be received by or allocated to participants in the plan as amended by this proposal will be determined in the discretion of the Compensation Committee and are not presently determinable.

PROPOSAL TO RE-APPROVE THE 1997 OMNIBUS STOCK INCENTIVE PLAN, AS AMENDED (ITEM 4 ON THE PROXY CARD)

WHAT KIND OF PERFORMANCE-BASED AWARDS MAY BE GRANTED?

         Performance-based awards may be granted in the form of

         -        restricted shares;

         -        deferred shares;

         -        performance shares; or

         -        performance units.

         Upon the achievement of the specified performance objectives or a predetermined minimum level of acceptable achievement, the restrictions will terminate or the shares or units will be earned, in whole or in part.

HOW ARE THE PERFORMANCE OBJECTIVES FOR AN AWARD DETERMINED?

         The Compensation Committee decides what performance objectives will be used for a specific award. Performance objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department or function within the Company or a subsidiary in which the participant is employed. Except in the case of an award intended to qualify under Section 162(m), if the committee determines that a change in the business, operation, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the committee may modify the performance objectives, or the related minimum acceptable level of achievement, in whole or in part, as the committee deems equitable or appropriate.

WHAT IS THE MAXIMUM AMOUNT PAYABLE UPON ATTAINMENT OF THE SPECIFIED PERFORMANCE-BASED OBJECTIVES?

         No individual may receive stock options or stock appreciation rights representing more than 1,000,000 shares of common stock in any one year. In addition, the maximum number of performance units that may be granted to an individual in any one year is 5,000,000. No more than 5% of the shares authorized for issuance under the plan may be made subject to grants of restricted stock with performance-based vesting restrictions of less than three years or time-based vesting of less than one year, or performance shares that are not issued in lieu of a salary or cash bonus.

WHAT IF THIS PROPOSAL IS NOT APPROVED?

         If this proposal is not approved, awards granted under the plan (other than options and stock appreciation rights) will not qualify for the performance-based exemption from Section 162(m), and therefore may not be tax deductible by the Company going forward (unless later approved). Any awards made to individuals prior to the date of the annual meeting of stockholders based on the performance objectives that are being proposed to be added to the plan will be contingent upon stockholder approval of the amendment of the plan. This proposal must be approved by a majority of the shares present at the meeting.

PROPOSAL TO RE-APPROVE THE 1997 OMNIBUS STOCK INCENTIVE PLAN, AS AMENDED (ITEM 4 ON THE PROXY CARD)

HOW MANY SHARES ARE AVAILABLE FOR ISSUANCE PURSUANT TO THE PLAN?

         As of February 3, 2002, there were 121 million shares authorized for issuance under the plan and 69 million shares subject to outstanding awards. The number of shares available increases each year in an amount equal to 0.5% of the total number of issued shares (including treasury shares) as of the first day of each fiscal year. Shares issued under the plan may be shares of original issuance, shares held in Treasury or shares that have been reacquired by the Company. The Compensation Committee can make adjustments in the number of shares as it, in its sole discretion, may in good faith determine to be appropriate in order to reflect certain transactions or events described in the plan. The fair market value of the stock on April 1, 2002 was $______________.

WHAT OTHER KINDS OF GRANTS CAN BE MADE UNDER THE PLAN?

         In addition to the performance-based awards, the Compensation Committee may also award grants of stock options and stock appreciation rights. Subject to the terms of the plan, the committee has the discretion to determine the terms of each award.

UPON WHAT TERMS MAY OPTIONS AND STOCK APPRECIATION RIGHTS BE AWARDED?

         The Compensation Committee may grant stock options that entitle the optionee to purchase shares at a price equal to or greater than the fair market value on the date of grant. The option may specify that the option price is payable (i) in cash, (ii) by the transfer to the Company of unrestricted shares,
(iii) with any other legal consideration the committee may deem appropriate or
(iv) any combination of these. No stock option may be exercised more than ten years from the date of grant. Each grant may specify a period of continuous employment with the Company or any subsidiary (or in the case of a non-employee director, service on the Board) that is necessary before the stock option or any portion thereof will become exercisable and may provide for the earlier exercise of the option in the event of a change in control of the Company or similar event. The committee may also grant stock appreciation rights to participants. The grant may specify that the amount payable upon exercise of the stock appreciation right may be paid by the Company (i) in cash, (ii) in shares of the Company or (iii) any combination of these. Any grant may specify a waiting period or periods before the stock appreciation rights may become exercisable and permissible dates or periods on or during which the stock appreciation rights shall be exercisable, and may specify that the stock appreciation rights may be exercised only in the event of a change of control of the Company or similar event. The committee may grant "tandem" stock appreciation awards in connection with an option or "freestanding" stock appreciation awards unrelated to an option. No freestanding stock appreciation right may be exercised more than ten years from the grant date and each grant of a freestanding stock appreciation right must specify the period of continuous employment of the participant by the Company or any subsidiary that is necessary before the freestanding stock appreciation right or installments thereof may be exercisable.

UPON WHAT TERMS MAY RESTRICTED SHARES BE AWARDED?

         The Compensation Committee may authorize grants to participants of restricted shares. An award of restricted shares involves the immediate transfer by the Company to a participant of ownership of a specific number of shares in return for the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares, subject to the discretion of the committee. The transfer may be made without additional consideration from the participant. As discussed above, the committee may specify performance objectives that must be achieved for the restrictions to lapse. Restricted shares must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Internal Revenue Code for a period to be determined by the committee on the grant date and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change of control of the Company or similar event.

PROPOSAL TO RE-APPROVE THE 1997 OMNIBUS STOCK INCENTIVE PLAN, AS AMENDED (ITEM 4 ON THE PROXY CARD)

UPON WHAT TERMS MAY DEFERRED SHARES BE GRANTED?

         The Compensation Committee may authorize grants to participants of deferred shares. An award of deferred shares granted under the plan represents the right to receive a specific number of shares at the end of a specified deferral period. Any grant of deferred shares may be further conditioned upon the attainment of performance objectives (as described above). The grant may provide for the early termination of the deferral period in the event of a change in control of the Company or similar event. During the deferral period, the participant is not entitled to vote or receive dividends on the shares subject to the award, but the committee may provide for the payment of dividend equivalents on a current or deferred basis. The grant of deferred shares may be made without any consideration from the participant other than the performance of future services.

UPON WHAT TERMS MAY PERFORMANCE SHARES BE GRANTED?

         A performance share is the equivalent of one share, and a performance unit is the equivalent of $1.00. Each grant will specify one or more performance objectives to be met within a specified period (the "performance period"), which may be subject to earlier termination in the event of a change in control of the Company or a similar event. If by the end of the performance period the participant has achieved the specified performance objectives, the participant will be deemed to have fully earned the performance shares or performance units. If the participant has not achieved the level of acceptable achievement, the participant may be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the committee in cash, shares or any combination thereof.

ARE AWARDS MADE UNDER THE PLAN TRANSFERABLE?

         Except as provided below, no award under the plan may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant's lifetime only by the participant or, in the event of the participant's legal incapacity, the guardian or legal representative acting on behalf of the participant. The committee may expressly provide in an award agreement (other than an incentive stock option) that the participant may transfer the option to a spouse or lineal descendant, a trust for the exclusive benefit of such family members, a partnership or other entity in which all the beneficial owners are such family members, or any other entity affiliated with the participant that the committee may approve.

WHEN DOES THE PLAN TERMINATE?

         The plan will terminate on February 27, 2007, and no award will be granted under the plan after that date.

HOW CAN THE PLAN BE AMENDED?

         The plan may be amended from time to time by the Board of Directors, but without further approval by the stockholders of the Company, no such amendment may increase the limitations set forth in the plan on the number of performance units, or shares underlying awards, that may be granted or issued in the aggregate, or to individual participants during any given time period, under the plan.

PROPOSAL TO RE-APPROVE THE 1997 OMNIBUS STOCK INCENTIVE PLAN, AS AMENDED (ITEM 4 ON THE PROXY CARD)

WHAT ARE THE TAX CONSEQUENCES OF THE PLAN?

         The following is a brief summary of certain of the federal income tax consequences of certain transactions under the plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

         In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).

         An optionee generally will not recognize income upon the grant or exercise of an incentive stock option. If shares issued to an optionee upon the exercise of an incentive stock option are not disposed of in a disqualifying disposition within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

         Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option. In addition, if an optionee is subject to federal "alternative minimum tax," the exercise of an incentive stock option will be treated essentially the same as a nonqualified stock option for purposes of the alternative minimum tax.

         A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of
Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the restricted shares will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

         A recipient of deferred shares generally will not recognize income until shares are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. At that time, the participant will recognize ordinary income equal to the fair market value of the shares, reduced by any amount paid by the recipient.

         A participant generally will not recognize income upon the grant of performance shares or performance units. Upon payment, in respect of performance shares or performance units, the participant generally will recognize as ordinary income an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

PROPOSAL TO RE-APPROVE THE 1997 OMNIBUS STOCK INCENTIVE PLAN, AS AMENDED (ITEM 4 ON THE PROXY CARD)

         To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

WHERE CAN I GET A COPY OF THE PLAN, AS AMENDED?

         This summary is not a complete description of all the provisions of the plan. You can obtain a copy of the actual plan document, as amended, by sending a written request to our Corporate Secretary at 2455 Paces Ferry Road, NW, Atlanta, Georgia 30339.

                                ---------------

                              WE RECOMMEND THAT YOU
                            VOTE FOR THE ADOPTION OF
                                  THIS PROPOSAL

                                ---------------

STOCKHOLDER PROPOSAL A
(ITEM 5 ON THE PROXY CARD)

         We have been notified that this proposal will be presented for consideration at the meeting:

         WHEREAS, Home Depot currently has extensive overseas operations, and

         WHEREAS, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, "sweatshop" conditions, and the denial of labor rights in U.S. corporate overseas operations, and

         WHEREAS, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

         WHEREAS, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

         WHEREAS, these standards incorporate the conventions of the United Nations International Labor Organization (ILO) on workplace human rights which include the following principles:

         1) All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)

         2) Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

         3) There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Convention 100 and 111)

         4) Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)

         5) There shall be no use of child labor. (ILO Convention 138), and

         WHEREAS, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company's commitment to human rights is to be maintained,

         THEREFORE, be it resolved that shareholders request that the company commit itself to the implementation of a code of corporate conduct based on the aforementioned ILO human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.

         Promptly upon receipt of an oral or written request, we will provide you with the name and address of each proponent and the number of shares of stock held by each proponent.

COMPANY RESPONSE TO STOCKHOLDER PROPOSAL A

WHAT IS THE RECOMMENDATION OF THE COMPANY?

THE COMPANY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

WHAT IS THE COMPANY'S POSITION REGARDING HUMAN RIGHTS IN THE WORKPLACE?

         Our values require that we have the highest commitment to protecting the rights of our associates throughout the world. We are also committed to doing business with vendor partners who respect the rights of their employees. Our vendors and suppliers must comply with the standards of ethical and legal behavior prevailing in their respective locations as a condition of their continuing a business relationship with our Company.

WHAT DOES HOME DEPOT REQUIRE OF ITS VENDORS RELATED TO WORKPLACE STANDARDS?

         We require vendors located outside of the United States with whom we directly contract to purchase merchandise to comply with our ethical standards for vendors and suppliers as stated in our vendor buying agreements.

WHAT HAS HOME DEPOT DONE RECENTLY TO IMPLEMENT THESE STANDARDS?

         During the past year, we formed a cross-functional team including members of senior management to review and update our code of ethical standards for vendors and suppliers. As a result, we required our vendors to sign an agreement stating that they would comply with our ethical standards, in areas including:

         -        health and safety of workers;

         -        legal employment; and

         -        wages and hours.

HOW DO YOU ENSURE COMPLIANCE WITH THESE STANDARDS?

         We use independent firms to inspect the quality of the merchandise we directly source and to assess the compliance of our vendors with a broad range of our policies and standards.

WHAT IF THESE VENDORS FAIL TO COMPLY WITH THESE POLICIES?

         If we discover that a particular factory used by a global vendor from whom we directly source merchandise violates our standards, we take appropriate corrective actions, which could include, among other things, canceling the outstanding orders for merchandise, prohibiting future use of the non-complying factory or terminating our relationship with the vendor.

WHY DOES THE COMPANY OPPOSE THIS PROPOSAL?

         Our philosophy toward our associates and the requirements we place on our global vendors from whom we directly purchase merchandise reflect principles that are similar to the goals espoused by the proponent of this proposal and similar groups. We already commit resources in this area. Having addressed the issues presented by the proposal, we do not believe that adoption of the proposal would enhance our values, our commitment to our associates or the standards required of our vendors.

                                ---------------

                           WE RECOMMEND THAT YOU VOTE
                          AGAINST THE ADOPTION OF THIS
                              STOCKHOLDER PROPOSAL

                                ---------------

EXECUTIVE COMPENSATION

         The following tables discuss the compensation earned by our former Chairman of the Board, our Chief Executive Officer and the four other most highly compensated executive officers in fiscal years 2001, 2000 and 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                          ANNUAL COMPENSATION                           COMPENSATION AWARDS
                                         ---------------------                       --------------------------
                                                                                     RESTRICTED      SECURITIES
                                                                   OTHER ANNUAL        STOCK         UNDERLYING      ALL OTHER
                                 FISCAL    SALARY      BONUS       COMPENSATION       AWARD(S)         OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR     ($)(1)       ($)             ($)            ($)(2)            (#)          ($)(3)
---------------------------      ------  ---------   ---------     ------------      ----------      ----------     ------------

Bernard Marcus                    2001     917,307   2,000,000          11,548               --              --       52,231
Former Chairman of the            2000     900,000          --(6)       10,561               --              --       55,705
Board(4)(5)                       1999     900,000   2,000,000          60,652(7)            --              --       56,478

Robert L. Nardelli                2001   1,528,845   5,000,000(8)    7,250,757(9)     9,050,000       1,000,000        9,822
Chairman, President and           2000     202,531          --              --       30,562,500       3,500,000       50,400(10)
Chief Executive Officer(4)        1999          --          --              --               --              --           --

Larry M. Mercer                   2001     551,922     550,000           6,928        2,658,840         150,000       21,887
Executive Vice President -        2000     496,153          --           7,184               --          17,886       31,557
Operations                        1999     474,230     320,880           1,897               --          25,137       28,855

Dennis M. Donovan                 2001     444,230   1,005,795(11)     189,081(12)   19,536,881         370,000        4,058
Executive Vice President -        2000          --          --              --               --              --           --
Human Resources                   1999          --          --              --               --              --           --

Frank L. Fernandez                2001     444,230     775,000(13)     143,117(14)    4,786,340         370,000        4,712
Executive Vice President -        2000          --          --              --               --              --           --
Secretary & General Counsel       1999          --          --              --               --              --           --

Carol B. Tome                     2001     400,576     525,000           6,280        1,549,560         210,000       15,120
Executive Vice President -        2000     288,076          --           2,077               --          11,886       15,637
Chief Financial Officer           1999          --          --              --               --              --           --

---------------

(1)      The Company's 2001 fiscal year consisted of 53 weeks.

(2) Amounts set forth in the restricted stock awards column include grants of restricted stock and deferred stock units. Restricted stock awards made to executive officers vest according to the following schedule:
         25% on the third anniversary of grant, 25% on the sixth anniversary of grant and 50% when the officer reaches age 62. Messrs. Nardelli, Donovan and Fernandez were granted awards of deferred stock units corresponding to 250,000 shares, 328,821 shares and 50,000 shares, respectively, in fiscal 2001. The units held by Mr. Nardelli vest one-fifth on the date of grant and one-fifth on the first four anniversaries of his employment date, the units held by Mr. Donovan vest in one-third increments on the first, third and fifth anniversaries of his employment date, and the units held by Mr. Fernandez vest one-fourth per year beginning on the second anniversary of the date of his employment. These awards were made to Messrs. Donovan and Fernandez pursuant to the terms of their employment agreements. Pursuant to the terms of his employment agreement, in fiscal 2001 Mr. Nardelli received an award of deferred stock units corresponding to 750,000 shares, which vests one-fifth per year beginning on his employment date. Mr. Nardelli does not hold any shares of restricted stock. Mr. Marcus did not receive equity awards.

EXECUTIVE COMPENSATION

The number and value at fiscal 2001 year-end of shares of restricted stock and deferred stock units held by each executive named in the table was, respectively, for Mr. Nardelli: 1,000,000 units and $48,650,000; for Mr. Mercer:
60,000 shares and $2,919,000; for Mr. Donovan: 400,821 shares and units and $19,499,941; for Mr. Fernandez: 110,000 shares and units and $5,351,500; and for Ms. Tome: 36,000 shares and $1,751,400.

         Dividends on restricted stock and vested deferred stock unit awards are paid at the same rate as paid to all stockholders.

(3) "All other compensation" consists of:

         - Matching contributions under the 401(k) component of our FutureBuilder plan;

         - Allocations of "stock units" under the 401(k) restoration plan valued based on the market value of our common stock on the day such amounts were credited to the participants' accounts; and

         -        Payment of annual life insurance premiums.

         The following table shows the amount of each category of "all other compensation" received by each of the named individuals in fiscal 2001:

NAME                           401(K) MATCHING CONTRIBUTION    ALLOCATION UNDER RESTORATION PLAN    INSURANCE PREMIUMS
----                           ----------------------------    ---------------------------------    ------------------
Bernard Marcus ............               $5,950                            $25,576                      $20,705
Robert L. Nardelli ........               $4,038                                 --                      $ 5,784
Larry M. Mercer ...........               $6,084                            $12,849                      $ 2,954
Dennis M. Donovan .........                   --                                 --                      $ 4,058
Frank L. Fernandez ........                   --                                 --                      $ 4,712
Carol B. Tome .............               $6,313                            $ 7,338                      $ 1,469

(4) Mr. Marcus served as Chairman of the Board until January 1, 2002, when Mr. Nardelli became Chairman.

(5) Mr. Marcus does not participate in any of the Company's stock option plans.

(6) Mr. Marcus earned a bonus for fiscal 2000 of $2,000,000, but declined to accept any bonus.

(7) "Other annual compensation" includes the benefit for personal use of airplanes owned by the Company in the amount of $31,021 in fiscal 1999 for Mr. Marcus.

(8) The amount in the bonus column includes $3,000,000, which was required to be paid pursuant to the terms of Mr. Nardelli's employment agreement.

(9) Mr. Nardelli's other annual compensation includes $2,587,000 for the forgiveness of a loan and accrued interest and $2,149,360 for related tax payments, $1,255,658 related to his relocation and sale of his house and $954,159 for related tax payments, and $50,325 for the payment of life insurance premiums and $41,812 for related tax payments, all of which were paid pursuant to the terms of his employment agreement. Other annual compensation also includes $83,255 for personal use of Company aircraft and $69,171 for related tax payments. Mr. Nardelli is required to use Company aircraft for all travel.

(10) Mr. Nardelli received this payment from the Company to reimburse him for certain payments related to restricted stock he forfeited from his former employer.

(11) The amount in the bonus column includes a signing bonus of $430,795 and a bonus for fiscal 2001 of $525,000 that were required to be paid pursuant to the terms of Mr. Donovan's employment agreement.

(12) Mr. Donovan's other annual compensation includes $96,933 of expenses related to his relocation and $66,426 of related tax payments, which were paid pursuant to the terms of his employment agreement.

EXECUTIVE COMPENSATION

(13) The amount in the bonus column includes a signing bonus of $250,000 and a bonus for fiscal 2001 of $341,250 that were required to be paid pursuant to the terms of Mr. Fernandez's employment agreement.

(14) Mr. Fernandez's other annual compensation includes $75,384 of expenses related to his relocation and $43,401 of related tax payments, which were paid pursuant to the terms of his employment agreement.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                             --------------------------------------------
                                                                                                  POTENTIAL REALIZABLE VALUE AT
                                             PERCENT OF TOTAL                                     ASSUMED ANNUAL RATE OF STOCK
                                NUMBER OF        OPTIONS                                          PRICE APPRECIATION FOR OPTION
                                SECURITIES      GRANTED TO                                                TERM (10 YEARS)*
                                UNDERLYING       EMPLOYEES    EXERCISE OR                        ------------------------------
                             OPTIONS GRANTED  IN FISCAL YEAR   BASE PRICE     EXPIRATION
NAME                               (#)              (%)         ($/SH)           DATE               5%($)              10%($)
----                         --------------- ---------------  -----------     ----------         ----------          ----------

Bernard Marcus ..........              --            --             --               --                  --                  --
Robert L. Nardelli ......       1,000,000          3.95          36.20          9/16/11          22,765,985          57,693,477
Larry M. Mercer .........         100,000           .39          40.00          2/21/11           2,515,578           6,374,969
                                   50,000           .19          36.69          9/17/11           1,153,707           2,923,720
Dennis M. Donovan .......         320,000          1.26          42.55           4/1/11           8,563,029          21,700,397
                                   50,000           .19          36.69          9/17/11           1,153,707           2,923,720
Frank L. Fernandez ......         320,000          1.26          42.55           4/1/11           8,563,029          21,700,397
                                   50,000           .19          36.69          9/17/11           1,153,707           2,923,720
Carol B. Tome ...........          60,000           .23          40.00          2/21/11           1,509,347           3,824,981
                                  100,000           .39          49.99          5/29/11           3,143,844           7,967,118
                                   50,000           .19          36.69          9/17/11           1,153,707           2,923,720


* These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future performance of our stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS AT
                                                                 OPTIONS AT FISCAL YEAR-END(#)            FISCAL YEAR-END($)
                                                                 ------------------------------     -------------------------------
                           SHARES ACQUIRED       VALUE
NAME                        ON EXERCISE(#)    REALIZED($)        EXERCISABLE      UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
----                       ---------------    -----------        -----------      -------------     -----------       -------------

Bernard Marcus .......              --                --                --                --                 --                --
Robert L. Nardelli ...              --                --         2,200,000         2,300,000         19,940,000        23,535,000
Larry M. Mercer ......         225,000         9,894,802           356,265           226,158         13,628,948         3,092,238
Dennis M. Donovan ....              --                --                --           370,000                 --         2,827,500
Frank L. Fernandez ...              --                --                --           370,000                 --         2,827,500
Carol B. Tome ........              --                --           150,555           253,908          5,670,489         1,873,394

EXECUTIVE COMPENSATION


WHAT ARE THE TERMS OF EMPLOYMENT AGREEMENTS WITH THE COMPANY'S EXECUTIVE
OFFICERS?

          The Company has an Employment Agreement dated as of December 4, 2000 with Robert L. Nardelli retaining him as the President and Chief Executive Officer of the Company. The initial term of the agreement expires on December 31, 2005, and, beginning on January 1, 2003, the term automatically extends so that the remaining term is always three years.

          In determining Mr. Nardelli's compensation, the Board focused on competitive levels of compensation for CEOs managing operations of similar size, complexity and performance level and the importance of hiring a President and CEO with the strategic, financial and leadership skills to ensure the Company's continued growth into the foreseeable future. Based on these factors, the Board determined that Mr. Nardelli's annual base salary shall be not less than $1,500,000 and his annual bonus shall be not less than $3,000,000.

          The Company believes it is essential that a large portion of our executive officers' total compensation is tied to stock performance, which more closely aligns their interests with the long-term interests of stockholders. To reflect this belief and in recognition that Mr. Nardelli forfeited substantial equity ownership rights provided by his former employer, Mr. Nardelli received two stock option awards. The first entitles him to purchase 1,000,000 shares of common stock at $40.75 per share. This stock option was immediately exercisable as of the date of the employment agreement. The second stock option award entitles him to purchase 2,500,000 shares of common stock at $40.75 per share and vests in 500,000 share increments on the date of the employment agreement and each of the first four anniversaries of such date. Beginning in 2002, Mr. Nardelli will receive additional annual option awards to purchase no less than 450,000 shares of common stock. The Company also granted him deferred stock units corresponding to 750,000 shares of common stock, which vest one-fifth per year beginning on the date of the employment agreement. In addition, Mr. Nardelli received a lump sum payment of $50,400 when he entered into the employment agreement.

          Mr. Nardelli received a loan from the Company in the amount of $10,000,000, which accrues interest at the rate of 5.87% per year, compounded annually. As a long-term employment incentive, the obligation to repay the loan and accrued interest is forgiven 20% per year on each of the first five anniversaries of the date Mr. Nardelli's employment began if he is employed by the Company on each such date. The loan (and any accrued interest) will be forgiven upon a change of control (as defined in the employment agreement) if Mr. Nardelli is employed by the Company on such date, or upon the date of termination of Mr. Nardelli's employment with the Company prior to December 4, 2005 if such termination is by the Company without cause, by Mr. Nardelli for good reason or by reason of Mr. Nardelli's death or disability. If Mr. Nardelli's employment is terminated by the Company for cause or by Mr. Nardelli other than for good reason, then Mr. Nardelli is required to repay the outstanding principal amount.

          To compensate Mr. Nardelli in part for forfeiting retirement benefits made available by his former employer, the Company agreed to provide him with deferred compensation upon any termination of his employment. Beginning on the later of his 62nd birthday or termination of employment, Mr. Nardelli will be entitled to a cash benefit in an annual amount equal to 50% of his salary as of the date of his termination and his most recent annual bonus (or, if greater, the then-current target amount for his bonus), subject to offset for certain pension benefits paid or payable to Mr. Nardelli by the Company or his prior employers. The amount of the benefit may be reduced if Mr. Nardelli's employment is terminated under certain circumstances, such as if Mr. Nardelli is terminated by the Company for cause or if Mr. Nardelli terminates his employment without good reason, prior to his 62nd birthday and/or prior to the fifth anniversary of the date of the employment agreement.

          In addition, if Mr. Nardelli's employment is terminated either by the Company for cause or by Mr. Nardelli other than for good reason, then the Company will pay him all cash compensation accrued but not paid as of the termination date. If Mr. Nardelli's employment is terminated by the Company other than for cause, by Mr. Nardelli for good reason or for any reason within 12 months after a change in control or due to death or disability, Mr. Nardelli will

EXECUTIVE COMPENSATION


receive certain benefits, including: (1) all cash compensation accrued but not paid as of the termination date; (2) $20,000,000; (3) immediate vesting of unvested equity-based awards and deferred compensation; (4) for each year prior to 2006 for which an annual option award has not yet been granted, a fully vested stock option award in accordance with the agreement; and (5) immediate forgiveness of any outstanding principal and accrued interest of the loan. If Mr. Nardelli's employment terminates due to his retirement after he attains age 62 or upon a change in control of the Company, all equity-based awards made under his employment agreement or otherwise will fully vest and remain exercisable through the end of their original term.

         The Company also has an employment agreement with Dennis M. Donovan, Executive Vice President - Human Resources, dated as of March 16, 2001, and with Frank L. Fernandez, Executive Vice President, Secretary and General Counsel, dated as of April 2, 2001. The initial term of Mr. Donovan's contract terminates on December 31, 2005, and beginning on January 1, 2003, automatically extends so that the remaining term is always three years. The initial term of Mr. Fernandez's contract terminates on April 2, 2004, and beginning on April 2, 2002, automatically extends so that the remaining term is always two years. Each contract provides that the automatic extensions will continue until either the Company or the employee gives written notice of termination of the extension provision.

         The employment agreements provide for each of Messrs. Donovan and Fernandez to receive a base salary of not less than $525,000 per year. Mr. Donovan is eligible for an annual bonus of no less than his then-current base salary. Mr. Fernandez is eligible for an annual bonus of no less than 65% and no more than 100% of his then-current base salary. Both Messrs. Donovan and Fernandez were guaranteed a bonus for fiscal 2001. In connection with the commencement of employment, Messrs. Donovan and Fernandez each received awards of stock options exercisable for 320,000 shares and awards of deferred restricted stock units corresponding to 328,821 shares and 50,000 shares, respectively. Beginning in 2002, Messrs. Donovan and Fernandez are eligible for annual grants of stock options exercisable for at least 90,000 and 70,000 shares, respectively.

         In connection with their relocations, Messrs. Donovan and Fernandez received loans in the amount of $3 million and $500,000, respectively. Interest on the loans accrue at the rate of 5.8% per year. Interest will be forgiven 20% per year on each of the first five anniversaries of the loans. The loans must be repaid upon the earlier of (1) the fifth anniversary of the date of the loan in the case of Mr. Donovan, and the fourth anniversary of the date of the loan, in the case of Mr. Fernandez, and (2) ninety days following the termination of the employee's employment by the Company for cause or by the employee without good reason. In addition, Messrs. Donovan and Fernandez received lump sum payments of $430,795 and $250,000, respectively, when they entered into the employment agreements. Mr. Donovan will also be reimbursed for up to $15,000 of expenses he incurred in connection with the preparation and execution of his employment agreement.

         Upon the termination of the employment of either Mr. Donovan or Mr. Fernandez by the Company for cause or by the employee without good reason, the Company will pay the employee all cash compensation accrued but not paid as of the termination date. If the employment of Mr. Donovan or Mr. Fernandez is terminated by the Company other than for cause, by the employee for good reason or for any reason within 12 months after a change in control or due to death or disability, the employee will receive all cash compensation accrued but not paid as of the termination date and certain additional benefits, including salary and bonus continuation for 24 months and immediate vesting of all unvested equity-based awards. In the event of a change in control, in addition to receiving any protection that is applicable to other senior executives, all grants of equity-based awards to Messrs. Donovan and Fernandez shall become fully vested and exercisable.

         Pursuant to their respective agreements, each of Messrs. Donovan and Fernandez has agreed that during the term of his employment and for two years thereafter, he shall not, without the prior written consent of the Company, participate (as defined in the agreements) in the management of certain competitors of the Company. During the same period, each executive has also agreed not to solicit any employee of the Company to accept a position with another entity or to solicit any vendor or customer of the Company to alter its relationship with the Company in any way that would be adverse to the Company.

EXECUTIVE COMPENSATION


          Under the terms of the agreements with Messrs. Nardelli, Donovan and Fernandez, termination of employment for good reason generally means the occurrence of certain events without the employee's consent, including, among other things, (1) the Company assigning him duties inconsistent in any material respect with his duties and responsibilities as contemplated by the employment agreement or taking any other action that results in a significant diminution in such employee's position, duties or responsibilities, or (2) failure of the Company to comply with any material provision of the employment agreement. Termination for cause means, among other things, that the employee (1) has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to employment duties that results in material economic harm to the Company, subject to certain conditions, or (2) has been convicted of a felony involving theft or moral turpitude. Any determination that cause exists must be approved by a majority of the Company's Board of Directors after giving notice of such meeting to the employee and providing the employee and his legal counsel an opportunity to address such meeting.

          In addition to these and other benefits set forth in the applicable employment agreements, Messrs. Nardelli, Donovan and Fernandez are entitled to participate in the benefit plans offered to all executive officers of the Company and to receive the same perquisites as are commonly provided to other senior executives of the Company. The Company will also reimburse them for income taxes applicable to certain specified benefits and payments under the agreement and for excise taxes imposed in the event payments or benefits received by the employee under their respective agreements, or otherwise, result in "parachute payments" under the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT


          Filings made by companies with the Securities and Exchange Commission sometimes "incorporate information by reference." This means the Company is referring you to information that has been previously filed with the SEC and that this information should be considered as part of the filing you are reading. The Compensation Committee Report, Audit Committee Report and Stock Performance Graph in this proxy statement are not incorporated by reference into any other filings with the SEC.

          The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

WHAT ARE THE COMPONENTS OF EXECUTIVE COMPENSATION?

          Our compensation program for executives consists of three key elements:

          -        Annual base salary

          -        Performance-based annual bonus

          -        Long-term stock incentive compensation

WHAT IS THE PHILOSOPHY OF EXECUTIVE COMPENSATION?

          We have a "pay for performance" philosophy, which rewards executives for long-term strategic management and enhancement of stockholder value. This philosophy is implemented by setting base salaries near retail industry averages. Annual performance-based bonuses and long-term stock incentive awards make it possible for total executive compensation packages to exceed retail industry averages.

          We believe it is important for our executives to have ownership incentives in our company and to operate in an environment that measures rewards against personal and Home Depot goals. We believe this philosophy attracts, retains and motivates key executives critical to the long-term success of our company.

HOW IS THE CHIEF EXECUTIVE OFFICER COMPENSATED?

          On December 4, 2000, the Company hired Mr. Nardelli as President and Chief Executive Officer. The Board of Directors approved Mr. Nardelli's employment agreement after an extensive search had been conducted by the Board with the assistance of an executive search firm. Pursuant to the terms of his employment agreement, in fiscal 2001, Mr. Nardelli's base salary was $1,500,000. Mr. Nardelli received a bonus of $5,000,000, $3,000,000 of which was required to be paid pursuant to the terms of his employment agreement. In addition during fiscal 2001, the Compensation Committee determined it was appropriate to grant Mr. Nardelli a stock option to purchase 1,000,000 shares at an exercise price of $36.20 per share, 450,000 of which shares were required to be awarded pursuant to his employment agreement. This stock option vests in 200,000 share increments on the date of grant and on each of the first four anniversaries of such date. Mr. Nardelli also received a discretionary award of deferred stock units during fiscal 2001 corresponding to 250,000 shares of common stock, one fifth of which vested on the date of grant and one fifth of which vests on each of the next four anniversaries of the date of his employment agreement. In determining Mr. Nardelli's cash and equity compensation for fiscal 2001, the Board focused on the Company's financial performance during the year (net income increase of 18%, sales increase of 17%, earnings per share of $1.29), the number of initiatives begun, expanded and/or completed by the Company since Mr. Nardelli's employment began, competitive levels of compensation for CEOs managing operations of similar size, complexity and performance level and the importance of retaining a President and Chief Executive Officer with the strategic, financial and leadership skills to ensure the Company's continued growth into the foreseeable future. The terms of Mr. Nardelli's employment agreement are set forth under "Executive Compensation" in this proxy statement.

COMPENSATION COMMITTEE REPORT


HOW ARE OTHER EXECUTIVE OFFICERS COMPENSATED?

          In setting all other executive officer annual salaries for fiscal 2001, the Compensation Committee reviewed an annual salary plan recommended by Mr. Nardelli. The annual salary plan was based on numerous subjective factors, which included performance, merit increases and responsibility levels. All executive officers (other than Mr. Marcus) participate in the officers' bonus plans. Under these plans, officers are eligible to earn a bonus of up to an established percentage of their annual base salary, depending on the Company's performance relative to criteria such as gross margin, return on investment, return on assets and sales target levels. The exact objective criteria employed depend on the officer's responsibilities. Performance criteria may be computed by various methods depending on the Compensation Committee's assessment of the best match between job duties and performance criteria. The Compensation Committee believes that disclosure of actual targets under these plans could adversely affect the Company since, among other things, such projections are not publicly disclosed and could place the Company at a competitive disadvantage with respect to hiring and retaining key employees. Disclosure could potentially expose the Company to claims by third parties based on the projections, especially because these projections are not intended as a predictor of future performance. During fiscal 2001, although these targets were not achieved, the named executive officers other than Messrs. Marcus and Nardelli were awarded bonuses as reflected in the Summary Compensation Table contained in this proxy statement. These bonuses were awarded based on the Compensation Committee's recognition of the individual contributions made by these executive officers that enabled the Company to perform well both financially and operationally despite the very difficult economic environment and based on competitive levels of compensation at similar companies. Bonuses paid to Messrs. Donovan and Fernandez were, in part, based on the terms of their respective employment agreements, which are described under "Executive Compensation" in this proxy statement.

          Mr. Marcus was eligible for a maximum cash bonus of $2,000,000 for fiscal 2001 under the Company's Senior Officers' Bonus Pool Plan. This plan pays a total bonus equal to 10% of the Company's earnings in excess of a threshold amount. For fiscal 2001, the threshold amount was $2.58 billion, which is approximately equal to Home Depot's net earnings for fiscal 2000. In fiscal 2001, Home Depot's earnings exceeded the threshold amount, and Mr. Marcus received the maximum bonus.

          A large portion of the executive officers' total compensation is tied to stock performance, more closely aligning their interests with the long-term interests of stockholders. This is accomplished through our 1997 Omnibus Stock Incentive Plan. Stock options are granted to all executive officers to purchase stock at the then current market price. Shares of restricted stock are granted to certain executive officers. Stock options are typically exercisable at a rate of 25% per year commencing on the first or second year after the date of grant depending on the type of stock option granted. Stock options are typically exercisable for ten years after the date of grant. The restrictions on shares of restricted stock typically lapse with regard to 25% of the shares on each of the third anniversary and sixth anniversary of the date of grant and with regard to 50% of the shares when the holder reaches age 62. The number of shares subject to equity awards is determined by the Compensation Committee and is based on the individual's position within the Company, job performance, future potential, awards made to executives at comparable companies and other factors. Additionally, certain executive officers have employment agreements that provide that awards of a specified number of stock options be made to such officers, as described under "Executive Compensation" in this proxy statement.

DOES THE COMPENSATION COMMITTEE COMPARE COMPANY SALARIES TO OTHER COMPANIES?

          Salaries are based on the Compensation Committee's assessment of each officer's past performance and the expectation for future contributions in leading the Company. In addition, the Compensation Committee reviews compensation data for the retail industry and other companies similar in size. The Compensation Committee uses other company compensation data for informational purposes only, and also considers subjective factors relating to the differences between companies.

COMPENSATION COMMITTEE REPORT


HOW ARE LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION HANDLED?

          Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee. The $1 million limitation generally does not apply to compensation based on performance goals if certain requirements are met. The Company believes its officers' bonus plans each satisfy Section 162(m). The Compensation Committee, as much as possible, uses and intends to use performance-based compensation, which should minimize the effect of these tax limits. However, the committee believes that the Company must attract, retain and reward the executive talent necessary to maximize the return to stockholders and that the loss of a tax deduction may be necessary and appropriate in some circumstances.

WHO PREPARED THIS REPORT?

          This report has been furnished by the members of the Compensation
Committee:

-        John L. Clendenin, Chair
-        Gregory D. Brenneman
-        Berry R. Cox
-        William S. Davila
-        Roger S. Penske

AUDIT COMMITTEE REPORT AND AUDIT FEES


AUDIT COMMITTEE REPORT

WHO SERVES ON THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS?

         The members of the committee are Berry R. Cox, Chair, Richard H. Brown, William S. Davila, Claudio X. Gonzalez and Milledge A. Hart, III. Each member of the committee is independent under the rules of The New York Stock Exchange.

WHAT DOCUMENT GOVERNS THE ACTIVITIES OF THE AUDIT COMMITTEE?

          The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the committee's composition and meetings.

HOW DOES THE AUDIT COMMITTEE CONDUCT ITS MEETINGS?

         During the fiscal year 2001, at each of its meetings, the Committee met the senior members of the Company's financial management team, our vice president of internal audit and our independent auditors. The Committee's agenda was established by the chairman and the chief financial officer. At each meeting, the Committee reviewed and discussed various business risks of the Company. The Committee had private, separate sessions at each of its meetings with each of KPMG, the chief financial officer and the vice president of internal audit, at which candid discussions of financial management, accounting and internal control issues took place. Additionally, the chairman had separate discussions regularly with each of KPMG, the chief financial officer and the vice president of internal audit.

WHAT MATTERS HAVE MEMBERS OF THE AUDIT COMMITTEE DISCUSSED WITH THE INDEPENDENT AUDITORS?

         In its meetings with representatives of the independent auditors, the Committee asked them to address, and discussed their responses to several questions that the Committee believed were particularly relevant to its oversight. These questions included:

         - Are there any significant judgments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

         - Based on the auditors' experience, and their knowledge of the Company, do the Company's financial statements fairly present to investors, with clarity and completeness, the Company's financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

         - Based on the auditors' experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

         - During the course of the fiscal year, have the auditors received any communication or discovered any information indicating any improprieties with respect to the Company's accounting and reporting procedures or reports?

         The Audit Committee has also discussed with the auditors that they are retained by the committee and that the auditors must raise any concerns about the Company's financial reporting and procedures directly with the committee. Based on these discussions with the independent auditors, the Committee believes it has a basis for its oversight judgments and for recommending that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K.

WHAT HAS THE AUDIT COMMITTEE DONE WITH REGARD TO THE COMPANY'S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED FEBRUARY 3, 2002?

          The Audit Committee has:

         - reviewed and discussed the audited financial statements with the Company's management; and

         - discussed with KPMG LLP, independent accountants for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

HAS THE AUDIT COMMITTEE CONSIDERED THE INDEPENDENCE OF THE COMPANY'S
ACCOUNTANTS?

          The committee has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the committee has discussed with KPMG that firm's independence. The committee has concluded that KPMG is independent from the Company and its management.

HAS THE AUDIT COMMITTEE MADE A RECOMMENDATION REGARDING THE AUDITED FINANCIAL STATEMENTS FOR FISCAL 2001?

          Based upon its review and the discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements for the Company be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2002 for filing with the Securities and Exchange Commission.

HAS THE AUDIT COMMITTEE REVIEWED THE FEES PAID TO THE INDEPENDENT ACCOUNTANTS DURING FISCAL 2001?

          The Audit Committee has reviewed and discussed the fees paid to KPMG during the last fiscal year for audit and non-audit services, which are set forth in this proxy statement under "Audit Fees," and has determined that the provision of the non-audit services are compatible with the firm's independence.

AUDIT COMMITTEE REPORT AND AUDIT FEES


WHO PREPARED THIS REPORT?

          This report has been furnished by the members of the Audit Committee:

                           -        Berry R. Cox, Chair
                           -        Richard H. Brown
                           -        William S. Davila
                           -        Claudio X. Gonzalez
                           -        Milledge A. Hart, III


AUDIT FEES

          During fiscal 2001, the Company paid KPMG LLP fees in the aggregate amount of $1,160,000 for the annual audit of our financial statements for fiscal 2001 and the quarterly reviews of the financial statements included in our Forms 10-Q.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

          KPMG did not render any services related to financial information systems design and implementation during fiscal 2001.

ALL OTHER FEES

         Aggregate fees billed for all other services rendered by KPMG for fiscal 2001 were $5,006,000. Of that amount, bills incurred for audit related services consisting primarily of audits of financial statements of certain employee benefit plans and other entities, audits of certain businesses acquired during the year and review of SEC related filings and issuances of consents were approximately $453,000. The remaining amount of $4,533,000 was incurred for non-audit services consisting primarily of tax compliance and advisory services and services related to litigation and training.

STOCK PERFORMANCE GRAPH

          This graph compares our cumulative total stockholder returns (assuming quarterly reinvestment of dividends), with that of the Standard & Poor's 500 Composite Stock Index, and our industry peer group as compiled by the S&P Retail Composite for the five-year period commencing February 2, 1997. The graph assumes $100 invested at the per share closing price of the common stock of The Home Depot and of each of the other indices on the New York Stock Exchange on February 2, 1997.


                                    [GRAPH]


                            02/02/1997      02/01/1998   01/31/1999    01/30/2000      01/28/2001      02/03/2002
                            ----------      ----------   ----------    ----------      ----------      ----------
HD                          $100.00         $183.33       $366.67        $514.77         $438.17         $485.50

S&P 500                     $100.00         $124.69       $162.76        $177.37         $173.75         $145.88

S&P Retail                  $100.00         $146.74       $238.78        $237.81         $252.82         $283.66
Composite

STOCK OWNERSHIP

          This table shows how much of our common stock is owned by directors, each of the executive officers named in the table on page [20], owners of more than 5% of our outstanding common stock and all directors and executive officers as a group as of April [1], 2002.


                                                            SHARES               RIGHT TO        PERCENT
NAME OF BENEFICIAL OWNER                                   OWNED(1)             ACQUIRE(2)      OF CLASS
------------------------                                   ---------            -----------     --------
Bernard Marcus .................................          60,062,766(3)                 --        2.6%
Robert L. Nardelli .............................                  --             2,200,000          *
Gregory D. Brenneman ...........................                 600                    --          *
Richard H. Brown ...............................               2,600(4)                 --          *
John L. Clendenin ..............................              10,786                23,437          *
Berry R. Cox ...................................           3,275,922(5)                937          *
William S. Davila ..............................              21,063                 4,687          *
Claudio X. Gonzalez ............................               6,100                    --          *
Richard A. Grasso ..............................              10,000                    --          *
Milledge A. Hart, III ..........................           4,274,179(6)                937          *
Bonnie G. Hill .................................               1,638                 4,687          *
Kenneth G. Langone .............................          18,007,936(7)                937          *
Roger S. Penske ................................               3,100                    --          *
Larry M. Mercer ................................             381,886               396,320          *
Dennis M. Donovan ..............................              72,130                     0          *
Frank L. Fernandez .............................              60,000                     0          *
Carol B. Tome ..................................              43,087               166,610          *
Directors and executive officers as a group
  (20 people) ..................................          86,340,175             2,835,578        3.8%

*         Less than one percent.
---------

(1) These amounts include shares for which the named person has sole voting and investment power or shares such powers with his or her spouse. They also include shares credited to the named person's account under our FutureBuilder plan, in the following amounts:

         -        Bernard Marcus - 39,875 shares
         -        Larry M. Mercer - 31,599 shares
         -        Carol B. Tome - 1,909 shares
         - All directors and executive officers as a group (20 people) - 76,689 shares

(2) These amounts reflect shares that could be purchased by exercise of stock options as of April 1, 2002, or by May 31, 2002, under the Company's stock incentive plans.

(3) This amount includes the following shares for which Mr. Marcus may be deemed to have shared voting and investment power, but disclaims beneficial ownership:

         - 493,322 shares held by Mr. Marcus' wife as trustee of a trust for his children
         -        300,185 shares held by a private foundation of which Mr.
                  Marcus' wife serves as a director
         -        90,000 shares held by a private foundation of which Mr.
                  Marcus serves as a director

STOCK OWNERSHIP


(4) This amount includes 1,000 shares held by Mr. Brown's wife for which Mr. Brown may be deemed to have shared voting and investment power.

(5) This amount includes 4,500 shares held by a private foundation for which Mr. Cox may be deemed to have shared voting and investment power.

(6) This amount includes 457,855 shares held by a limited partnership whose general partner is a corporation owned by Mr. Hart and his wife.

(7) This amount includes 6,139 shares held by Mr. Langone's wife but for which he disclaims beneficial ownership.

GENERAL


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          None of the members of the Compensation Committee, who are identified under "Compensation Committee Report" in this proxy statement, were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations.

INSIDER TRANSACTIONS

          The Marcus Foundation, of which Bernard Marcus is Chairman, and Mr. Marcus lease office space from the Company. During fiscal 2001, The Marcus Foundation and Mr. Marcus paid the Company $140,000 in rent and reimbursed the Company $530,000 for leasehold improvements.

          On February 22, 2001, the Company and Mr. Marcus entered into an agreement under which Mr. Marcus purchased an aircraft from the Company at fair market value, and Mr. Marcus leased the aircraft to the Company on a non-exclusive basis, subject to Mr. Marcus' right to use the aircraft. The Company has also agreed to make another airplane available for Mr. Marcus to lease if the Company is using Mr. Marcus' aircraft. The gross rental rate per month is based on 1% of the purchase price, with certain costs shared with Mr. Marcus. The Company pays rent to Mr. Marcus based upon the Company's percentage usage of the plane, subject to a minimum required rent equal to 50% usage by the Company. The Company manages and maintains the aircraft and provides pilots, and Mr. Marcus reimburses the Company quarterly for the costs associated with certain of these services based on the percentage of time the aircraft is used by Mr. Marcus, up to 50%. During fiscal 2001, Mr. Marcus reimbursed the Company for $182,000 pursuant to the terms of these agreements. Among other things, the agreement also provides that the Company will provide Mr. Marcus with security services at his discretion during his life. Until 18 months after Mr. Marcus' death, the Company will continue to lease space to Mr. Marcus and organizations affiliated with him at the Store Support Center. Mr. Marcus or the affiliated organizations will pay rent at the fair market value, subject to increase based on the Consumer Price Index. Subject to a pro rata reimbursement, the Company will also provide one or more employees to assist Mr. Marcus with Home Depot work and will provide him with healthcare, life insurance and similar benefits during his life.

          In April 2001, the Company issued $500 million of its 5-3/8% Senior Notes. Invemed Associates, Inc., of which Kenneth Langone is Chairman, Chief Executive Officer and President, acted as an underwriter in connection with the issuance of the Senior Notes.

          In connection with their employment, each of Robert L. Nardelli, Dennis M. Donovan and Frank L. Fernandez received a loan of $10 million, $3 million and $500,000, respectively, from the Company. The terms of these loans are more fully described under "Executive Compensation."

          Home Depot has purchase, finance and other transactions and relationships in the normal course of business with companies with which Home Depot directors are associated, but which are not sufficiently significant to be reportable. We believe that all of these transactions and relationships during fiscal 2001 were on terms that were reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of the Company's common stock. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to the Company or written representations that no other reports were required, with the exception of Mark Baker and Larry Mercer, each of whom were late in filing a Form 4, we believe that during fiscal year 2001, all our directors, executive officers and greater than ten percent beneficial owners complied with these requirements.

GENERAL


AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

          SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended February 3, 2002 (not including documents incorporated by reference), are available without charge to stockholders upon written request to Investor Relations, The Home Depot, Inc., 2455 Paces Ferry Rd., Atlanta, Georgia 30339, by calling (770) 384-4388 or via the Internet at www.homedepot.com.

STOCKHOLDER PROPOSALS

          To be considered for inclusion in next year's proxy statement, stockholder proposals must be submitted in writing by December 21, 2002. Any stockholder proposal, including nomination of a director, to be considered at next year's meeting, but not included in the proxy statement, must be submitted in writing by February 27, 2003, or the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. All written proposals should be submitted to Frank L. Fernandez, Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339.

OTHER PROPOSED ACTIONS

          If any other items or matters properly come before the meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders. A stockholder has indicated his intention to present proposals recommending that the Company adopt (1) a policy that auditors not perform any work for the Company in addition to auditing and (2) a policy to name annually the directors who have philanthropic links to the Company and the latest annual sum. If these proposals are properly presented, it is intended that the persons named in the proxy forms will use their discretionary authority to vote against such proposals.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

         Our Board of Directors has sent you this proxy statement. Our directors, officers and associates may solicit proxies by telephone or in person. In addition, we have hired D.F. King & Co., Inc. to assist us in soliciting proxies, which it may solicit by telephone or in person. We anticipate paying D.F. King a fee of $15,000, plus expenses. We will also reimburse brokers, nominees and fiduciaries to send proxies and proxy materials to our stockholders so they can vote their shares.

                             [THE HOME DEPOT LOGO]

                        [PRINTED ON RECYCLED PAPER LOGO]

                              THE HOME DEPOT, INC.

                 1997 OMNIBUS STOCK INCENTIVE PLAN, AS AMENDED


         1. HISTORY AND PURPOSE. The Home Depot, Inc. Omnibus Stock Incentive Plan (this Plan) is an amendment and restatement of The Home Depot, Inc. 1991 Omnibus Stock Option Plan. The purpose of this Plan is to attract and retain employees and directors for The Home Depot, Inc. and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

         2. DEFINITIONS. As used in this Plan, the following terms shall be defined as set forth below:

                  "AWARD" means any Option, Stock Appreciation Right, Restricted Shares, Deferred Shares, Performance Shares or Performance Unit.

                  "BASE PRICE" means the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right.

                  "BOARD" means the Board of Directors of the Company.

                  "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                  "COMMITTEE" means the committee described in Section 4 of this Plan.

                  "COMPANY" means The Home Depot, Inc., a Delaware corporation, or any successor corporation.

                  "DEFERRAL PERIOD" means the period of time during which Deferred Shares are subject to deferral limitations under Section 8 of this Plan.

                  "DEFERRED SHARES" means an Award pursuant to Section 8 of this Plan of the right to receive Shares at the end of a specified Deferral Period.

                  "EMPLOYEE" means any person, including an officer, employed by the Company or a Subsidiary.

                  "FAIR MARKET VALUE" means the fair market value of the Shares as determined by the Committee from time to time. Unless otherwise determined by the Committee, the fair market value shall be the closing price for the Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

                  "FREESTANDING STOCK APPRECIATION RIGHT" means a Stock Appreciation Right granted pursuant to Section 6 of this Plan that is not granted in tandem with an Option or similar right.

                  "GRANT DATE" means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

                  "INCENTIVE STOCK OPTIONS" means any Option that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision.

                  "NONEMPLOYEE DIRECTOR" means a member of the Board who is not an Employee.

                  "NONQUALIFIED STOCK OPTION" means an Option that is not intended to qualify as an Incentive Stock Option.

                  "OPTION" means any option to purchase Shares granted under
Section 5 of this Plan.

                  "OPTIONEE" means the person so designated in an agreement evidencing an outstanding Option.

                  "OPTION PRICE" means the purchase price payable upon the exercise of an Option.

                  "PARTICIPANT" means an Employee or Nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that Nonemployee Directors shall not be eligible to receive grants of Incentive Stock Options.

                  "PERFORMANCE OBJECTIVES" means the performance objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Committee, Deferred Shares or Restricted Shares. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Any Performance Objectives applicable to Awards to the extent that such an Award is intended to qualify as "performance-based compensation" under Section 162(m) of the Code shall be limited to specified levels of or increases in the Company's or Subsidiary's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, economic value added, earnings before interest and taxes, sales growth, gross margin return on investment, increase in the Fair Market Value of the Shares, share price (including, but not limited to, growth measures and total shareholder return), net operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investments (which equals net cash flow divided by total capital), internal rate of return, increase in net present value or expense targets. Except in the case of such an Award intended to qualify under Section 162(m) of the Code, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

                  "PERFORMANCE PERIOD" means a period of time established under
Section 9 of this Plan within which the Performance Objectives relating to a Performance Share, Performance Unit, Deferred Shares or Restricted Shares are to be achieved.

                  "PERFORMANCE SHARE" means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9 of this Plan.

                  "PERFORMANCE UNIT" means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9 of this Plan.

                  "PREDECESSOR PLAN" means The Home Depot, Inc. 1991 Omnibus Stock Option Plan.

                  "RESTRICTED SHARES" mean Shares granted under Section 7 of this Plan subject to a substantial risk of forfeiture.

                  "SHARES" means shares of the Common Stock of the Company, $.05 par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 11 of this Plan.

                  "SPREAD" means, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.

                  "STOCK APPRECIATION RIGHT" means a right granted under
Section 6 of this Plan, including a Freestanding Stock Appreciation Right or a Tandem Stock Appreciation Right.

                  "SUBSIDIARY" means a corporation or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest (representing the right generally to make decisions for such other entity) is, now or hereafter owned or controlled directly or indirectly by the Company, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

                  "TANDEM STOCK APPRECIATION RIGHT" means a Stock Appreciation Right granted pursuant to Section 6 of this Plan that is granted in tandem with an Option or any similar right granted under any other plan of the Company.

         3. SHARES AVAILABLE UNDER THE PLAN.

         (a) Subject to adjustment as provided in Section 11 of this Plan, the number of Shares that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Shares and released from substantial risk of forfeiture, or (iii) issued or transferred in payment of Deferred Shares or Performance Shares, on or after the effective date specified in Section 17 shall not in the aggregate exceed (y) the number of Shares then remaining available under the Predecessor Plan, plus (z) one-half percent (1/2%) of the total number of issued Shares (including Treasury Shares) as of the first day of each fiscal year of the Company that the Plan is in effect. The number of Shares available for issuance in any one fiscal year shall be increased by any Shares available in prior fiscal years but not issued in such fiscal years. In no event, however, shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 50,000,000 Shares or the number of Restricted Shares released from substantial risk of forfeiture exceed 5,000,000 Shares, subject to adjustment as provided in
Section 11. Such Shares may be Shares of original issuance, Shares held in Treasury, or Shares that have been reacquired by the Company.

         (b) Upon payment of the Option Price upon exercise of a Nonqualified Stock Option by the transfer to the Company of Shares or upon satisfaction of tax withholding obligations under the Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued or transferred only the number of Shares actually issued or transferred by the Company, less the number of Shares so transferred or relinquished. Upon the payment in cash of a benefit provided by any Award under the Plan, any Shares that were subject to such Award shall again be available for issuance or transfer under the Plan.

         (c) No Participant may receive Awards representing more than 1,000,000 Shares in any one calendar year. In addition, the maximum number of Performance Units that may be granted to a Participant in any one calendar year is 5,000,000.

         (d) In addition to the foregoing limitations, the number of Shares made subject to grants of (i) Restricted Shares with vesting restrictions of less than three years if performance-based objectives or one year if time-based objectives are established for the Performance Objectives or (ii) Performance Shares that are not issued in lieu of a salary or cash bonus, shall not exceed five percent (5%) of the Shares authorized for issuance under the Plan. This limitation shall be applied as of any date by taking into account the number of Shares available to be made the subject of new Awards as of such date, plus the number of Shares previously issued under the Plan and the number of Shares subject to outstanding Awards as of such date.

         4. ADMINISTRATION OF THE PLAN. This Plan shall be administered by one or more committees appointed by the Board. The interpretation and construction by the Committee of any provision of this Plan or of any agreement or document evidencing the grant of any Award and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

         5. OPTIONS. The Committee may from time to time authorize grants to Participants of options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

                  (a) Each grant shall specify the number of Shares to which it pertains.

                  (b) Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date.

                  (c) Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 5(d) below, on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

                  (d) On or after the Grant Date of any Option other than an Incentive Stock Option, the Committee may determine that payment of the Option Price may also be made in whole or in part in the form of Restricted Shares or other Shares that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 5(d), the Shares received by the Optionee upon the exercise of the Options shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee, provided that such risks of forfeiture and restrictions on transfer shall apply only to the same number of Shares received by the Optionee as applied to the forfeitable or restricted Shares surrendered by the Optionee.

                  (e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates.

                  (f) On or after the Grant Date of any Option, the Committee may provide for the automatic grant to the Optionee of a reload Option in the event the Optionee surrenders Shares in satisfaction of the Option Price upon the exercise of an Option as authorized under Sections 5(c) and (d) above. Each reload Option shall pertain to a number of Shares equal to the number of Shares utilized by the Optionee to exercise the original Option. Each reload Option shall have an exercise price equal to Fair Market Value on the date it is granted and shall expire on the stated exercise date of the original Option.

                  (g) Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

                  (h) Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

                  (i) No Option granted under this Plan may be exercised more than ten years from the Grant Date.

                  (j) Each grant shall be evidenced by an agreement delivered to and accepted by the Optionee and containing such terms and provisions as the Committee may determine consistent with this Plan.

         6. STOCK APPRECIATION RIGHTS. The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

                  (a) Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

                  (b) Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

                  (c) Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable.

                  (d) Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a change in control of the Company or other similar transaction or event.

                  (e) On or after the Grant Date of any Stock Appreciation Rights, the Committee may provide for the payment to the Participant of dividend equivalents thereon in cash or Shares on a current, deferred or contingent basis.

                  (f) Each grant shall be evidenced by an agreement delivered to and accepted by the Optionee, which shall describe the subject Stock Appreciation Rights, identify any related Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

                  (g) Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive; and (ii) by surrender of the related Option (or such other right) for cancellation.

                  (h) Regarding Freestanding Stock Appreciation Rights only:

                           (i) Each grant shall specify in respect of each
Freestanding Stock

Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date;

                           (ii) Successive grants may be made to the same
Participant regardless of whether any Freestanding Stock Appreciation Rights previously granted to such Participant remain unexercised;

                           (iii) Each grant shall specify the period or periods
of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the Freestanding Stock Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event; and

                           (iv) No Freestanding Stock Appreciation Right
granted under this Plan may be exercised more than ten years from the Grant
Date.

         7. RESTRICTED SHARES. The Committee may also authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

                  (a) Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

                  (b) Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

                  (c) Each grant shall provide that the Restricted Shares covered thereby shall be subject to a "substantial risk of forfeiture within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or other similar transaction or event.

                  (d) Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue.

                  (e) Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

                  (f) Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 of this Plan regarding Performance Shares and Performance Units.

                  (g) Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

                  (h) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

         8. DEFERRED SHARES. The Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

                  (a) Each grant shall constitute the agreement by the Company to issue or transfer Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

                  (b) Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

                  (c) Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.

                  (d) During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may on or after the Grant Date authorize the payment of dividend equivalents on such shares in cash or additional Shares on a current, deferred or contingent basis.

                  (e) Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 of this Plan regarding Performance Shares and Performance Units.

                  (f) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan.

         9. PERFORMANCE SHARES AND PERFORMANCE UNITS. The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

                  (a) Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

                  (b) The Performance Period with respect to each Performance Share or Performance Unit shall commence on the Grant Date and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

                  (c) Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

                  (d) Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

                  (e) Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

                  (f) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Grant Date. Any grant of Performance Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

                  (g) Any grant of Performance Shares may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a current, deferred or contingent basis.

                  (h) If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

                  (i) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant, which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

         10. TRANSFERABILITY.

                  (a) Except as provided in Section 10(b), no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant's lifetime only by the Participant or, in the event of the Participant's legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

                  (b) The Committee may expressly provide in an Award agreement (or an amendment to an Award agreement) that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a spouse or lineal descendant (a Family Member), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 10(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant's employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 10(b).

                  (c) Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in
Section 7 of this Plan, shall be subject to further restrictions upon transfer.

         11. ADJUSTMENTS. The Committee may make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Deferred Shares, Restricted Shares and Performance Shares granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in the number of Shares specified in
Section 3 of this Plan as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 11.

         12. FRACTIONAL SHARES. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

         13. WITHHOLDING TAXES. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

         14. CERTAIN TERMINATIONS OF EMPLOYMENT, HARDSHIP AND APPROVED LEAVES OF ABSENCE. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Deferred Shares as to which the Deferral Period is not complete, any Performance Shares or Performance Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to Section 10(c) of this Plan, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

         15. FOREIGN EMPLOYEES. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders of the Company.

         16. AMENDMENTS AND OTHER MATTERS.

                  (a) This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in
Section 3 of this Plan, other than to reflect an adjustment made in accordance with Section 11, without the further approval of the Stockholders of the Company.

                  (b) With the concurrence of the affected Optionee, the Committee may cancel any agreement evidencing Options or any other Award granted under this Plan. In the event of such cancellation, the Committee may authorize the granting of new Options or other Awards hereunder, which may or may not cover the same number of Shares that had been the subject of the prior Award, in such manner, at such Option Price and subject to such other terms, conditions and discretions as would have been applicable under this Plan had the canceled Options or other Award not been granted.

                  (c) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant's employment or other service at any time.

                  (d) To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

         17. EFFECTIVE DATE AND STOCKHOLDER APPROVAL. This Plan, as an amendment and restatement of the Predecessor Plan, shall become effective upon its approval by the Board, subject to approval by the Stockholders of the Company at the next Annual Meeting of Stockholders. The Committee may grant Awards subject to the condition that this Plan shall have been approved by the Stockholders of the Company.

         18. TERMINATION. This Plan shall terminate on February 27, 2007, and no Award shall be granted after that date.

         19. GOVERNING LAW. The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with (i) the Delaware General Corporation Law, and (ii) to the extent applicable, other laws (including those governing contracts) of the State of Georgia.

    THE          THE HOME DEPOT, INC.                             ADMISSION CARD
 HOME DEPOT      2455 PACES FERRY ROAD
   LOGO          ATLANTA, GEORGIA 30339-4024


                              THE HOME DEPOT, INC.
                       2002 ANNUAL STOCKHOLDERS' MEETING
                           May 29, 2002 -- 10:00 a.m.
                              Cobb Galleria Centre
                                Atlanta, Georgia


                      (Please detach card at perforation.)
--------------------------------------------------------------------------------
                         VOTE BY TELEPHONE OR INTERNET
             QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY *
                7 DAYS/WEEK UNTIL 10:00 A.M., E.T., MAY 29, 2002

The Home Depot, Inc. encourages you to take advantage of either of two cost-effective and convenient ways to vote your shares. You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes you to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE BY TELEPHONE:      CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE
                           1-877-PRX-VOTE (1-877-779-8683) ANYTIME (THERE IS NO
                           CHARGE TO YOU FOR THIS CALL) You will be asked to enter the voter control number located above your name and address in the lower left corner of this form. Then simply follow the instructions.

                                                OR

TO VOTE BY INTERNET:       POINT YOUR BROWSER TO THE WEB ADDRESS:
                           http://www.eproxyvote.com/hd
                           You will be asked to enter the voter control number located above your name and address in the lower left corner of this form. Then simply follow the instructions. You may also indicate if you would be interested in receiving future proxy materials via the Internet.

                                                OR

TO VOTE BY MAIL:           Simply mark, sign and date your proxy card and
                           return it in the enclosed postage-paid envelope.

                           IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.
                           Our proxy statement and annual report are mailed to every account of record. If you would like to receive future stockholder materials electronically, please read the information on the reverse side.

                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
      PLEASE MARK
[X]   VOTES AS IN
      THIS EXAMPLE

UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. TO VOTE ELECTRONICALLY OR BY PHONE, FOLLOW THE INSTRUCTIONS ABOVE.

   -------------------------------------------------------------------------
                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                    ITEMS 1, 2, 3 AND 4 AND AGAINST ITEM 5.
   -------------------------------------------------------------------------

                                                                                                            FOR    AGAINST   ABSTAIN
1. Election of Directors:                                           2. Approval of Company Proposal to
   Nominees:                                                           ratify the appointment of KPMG
]01) Gregory D. Brenneman, (02) Richard H. Brown,                      LLP as independent auditors for the
(03) John L. Clendenin, (04) Berry R. Cox,                             Company for the fiscal year 2002.       [ ]      [ ]      [ ]
(05) William S. Davila, (06) Claudio X. Gonzalez,    FOR  WITHHELD  3. Approval of Company Proposal to
(07) Richard A. Grasso, (08) Milledge A. Hart, III,  [ ]    [ ]        amend Certificate of Incorporation
(09) Bonnie G. Hill, (10) Kenneth G. Langone,                          to eliminate Article Eighth, which
(11) Robert L. Nardelli, (12) Roger S. Penske                          sets forth a "fair price provision."    [ ]      [ ]      [ ]
                                                                    4. Approval of Company Proposal to amend
                                                                       The Home Depot, Inc. 1997 Omnibus Stock
                                                                       Incentive Plan to add additional
                                                                       performance measurements.               [ ]      [ ]      [ ]
                                                                    5. Approval of Stockholder Proposal
  [ ]     --------------------------------------                       regarding global workplace standards.   [ ]      [ ]      [ ]
          For all nominees except as noted above
                                                                                                            DISCONTINUE
                                                                                                            DUPLICATE
                                                                                                            ANNUAL REPORT        [ ]

                                                                                                            MARK HERE FOR
                                                                                                            ADDRESS CHANGE
                                                                                                            AND NOTE AT LEFT     [ ]

                                                                      Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as
                                                                      attorney, executor, administrator, trustee or guardian,
                                                                      please give full title as such. If a corporation, please sign in full corporate name by President or other authorized
                                                                      officer. If a partnership, please sign in partnership name by authorized person.

Signature(s)                        Date                          Signature(s)                        Date
            ------------------------    -----------------------               ------------------------    -----------------------

               PLEASE SIGN THIS PROXY AS NAME(S) APPEAR(S) ABOVE.

      DIRECTIONS TO THE HOME DEPOT, INC. 2002 ANNUAL STOCKHOLDERS' MEETING

From I-285 (Atlanta Bypass) exit onto Cobb Parkway (also known as U.S. Highway
41). Proceed southbound on Cobb Parkway. Turn left onto Galleria Drive. The first entrance on the right is Cobb Galleria Centre's main (rotunda) entrance and drop-off area. Additional parking may be found at the second and third rights in the 100 Building parking deck. If you have questions, call Investor Relations at 770-384-3049.

--------------------------------------------------------------------------------
                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

TIME:
10:00 a.m. on Wednesday, May 29, 2002

PLACE:
Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339

ITEMS OF BUSINESS:
1.  To elect the full board of directors.
2. To ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year 2002.
3. To amend the Company's Certificate of Incorporation to eliminate Article Eighth.
4. To re-approve our 1997 Omnibus Stock Incentive Plan, as amended to add additional performance objectives.
5. To transact other business properly coming before the meeting, including the consideration of stockholder proposals.

WHO CAN VOTE:
You can vote if you were a stockholder of record on April 1, 2002.

ANNUAL REPORT:
A copy of our 2001 Annual Report is enclosed with the Proxy Statement.

DATE OF MAILING:
This notice and the proxy statement are first being mailed to stockholders on or about April 22, 2002.

                       By Order of the Board of Directors
                         Frank L. Fernandez, Secretary
                                                      - Detach here if mailing -
--------------------------------------------------------------------------------
                           PROXY/VOTING INSTRUCTIONS

                              THE HOME DEPOT, INC.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF STOCKHOLDERS ON MAY 29, 2002.

The undersigned stockholder hereby appoints ROBERT L. NARDELLI and FRANK L. FERNANDEZ, and each of them, attorneys and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Home Depot, Inc., to be held at the Cobb Galleria Centre, Atlanta, Georgia, on Wednesday, May 29, 2002, at 10:00 a.m. and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" the approval of item number 1, "FOR" the approval of item number 2, "FOR" the approval of item number 3, "FOR" the approval of item number 4 and "AGAINST" the approval of item number 5 and in accordance with the recommendations of the Board of Directors.

Participants in the Company's 401(k) plan, FutureBuilder, may vote their proportionate share of The Home Depot, Inc. common stock held in the plan, by signing and returning this card. By doing so, you are instructing the trustee to vote all of your shares at the meeting and at any adjournment, as you have indicated on the reverse side of this card with respect to Proposals 1-5. If this card is signed and returned without voting instructions, the shares represented by this proxy will be voted by the plan trustee as indicated in the preceding paragraph. If this card is not returned or is returned unsigned, shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.

SEE REVERSE                 UNLESS VOTING ELECTRONICALLY OR BY PHONE,                SEE REVERSE
   SIDE            PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE            SIDE